Exhibit 1.02

Advanced Micro Devices, Inc.

Conflict Minerals Report

For the Reporting Period from January 1 to December 31, 2013

This Conflict Minerals Report for Advanced Micro Devices, Inc. covers the reporting period from January 1 to December 31, 2013 and has been prepared in accordance with Rule 13p-1 (the “Conflict Minerals Rule”) under the Securities Exchange Act of 1934, as amended.

Introduction

The Democratic Republic of the Congo (the “DRC”) and its adjoining countries (i.e., those countries that share an internationally recognized border with the DRC) have extensive deposits of certain minerals, including tantalum, tin, tungsten and gold. These minerals are referred to as “conflict minerals” in the Conflict Minerals Rule and are commonly used in the manufacturing of many consumer products. The Conflict Minerals Rule imposes disclosure and reporting requirements on U.S. Securities and Exchange Commission (“SEC”) registrants, like us, that manufacture, or contract to manufacture, products that contain conflict minerals that are necessary to the functionality or production of those products.

References in this Conflict Minerals Report to “AMD,” “we,” “us” or “our” mean Advanced Micro Devices, Inc. and our consolidated subsidiaries, “conflict minerals” means columbite-tantalite (coltan), cassiterite, gold, wolframite and their derivatives, which are limited to tantalum, tin and tungsten, and “armed groups” means an armed group that is identified as a perpetrator of serious human rights abuses in annual Country Reports on Human Rights Practices under sections 116(d) and 502B(b) of the Foreign Assistance Act of 1961 relating to the DRC or an adjoining country.

Background of our Conflict Minerals Program

AMD has actively engaged with our customers and suppliers with respect to the use of conflict minerals for several years. Our actions stem from our responsible and inclusive culture and longstanding leadership in corporate responsibility.

Industry Leadership. We have led industry efforts to address conflict minerals as the chair of the board of directors of the Electronic Industry Citizenship Coalition (“EICC”) and as an active contributor to the Conflict-Free Sourcing Initiative, an initiative organized by the EICC and the Global e-Sustainability Initiative (“GeSI”). Our leadership and contributions have helped the EICC and GeSI develop standards and tools that benefit all companies working to break the link between minerals trade and conflict.

Multi-Stakeholder Engagement. AMD was a founder and co-chair (with the Enough Project and Responsible Sourcing Network) of the Multi-Stakeholder Group (the “MSG”). The MSG is a coalition of socially responsible non-profit groups, investors and companies. By working with stakeholder groups with different perspectives on this issue, the MSG was able to forge consensus positions on the emerging legislative and regulatory policy. The MSG drafted several letters to the SEC to assist with the development of the proposed and final Conflict Minerals Rule. In addition, AMD testified at a roundtable on the proposed Conflict Minerals Rule in October 2011.

We are also founding members of the Public Private Alliance for Responsible Minerals Trade, which provides funding and coordination support to organizations working within the DRC region to develop verifiable conflict-free supply chains, align chain-of-custody programs and practices, encourage responsible sourcing from the DRC region, promote transparency and bolster in-region civil society and governmental capacity. In addition, AMD has met with U.S. State department officials on these matters several times and, in April 2014, with former U.S. Senator Russell D. Feingold, who serves as the United States Special Envoy for the Great Lakes Region of Africa and the Democratic Republic of the Congo. This meeting was part of a coordinated industry and government effort to support former Senator Feingold’s mission of peace, security, and a comprehensive strategy to stop human suffering and violence in the DRC region, by promoting political, economic and social reconciliation.

Transparency. A hallmark of our corporate responsibility program and our leadership on conflict minerals is transparency. In addition to the efforts described under “Due Diligence—Publicly Report on our Supply Chain Due Diligence,” below, which includes publishing our own Conflict Mineral Reporting Template on our Web site beginning in 2013, we have also provided briefings for socially responsible investors on conflict minerals and our transparency on this matter and received their feedback. AMD is also a leader in the public dialogue on this topic, for example, our corporate responsibility director spoke on breaking the link between conflict minerals sourcing and sexual violence in the DRC at the United Nations as part of International Women’s Day in March 2014.

Background of our Business and Products

We are a global semiconductor company with facilities around the world. Within the global semiconductor industry, we offer primarily:

•	Computing Solutions—primarily includes x86 microprocessors, as standalone devices or as incorporated as an accelerated processing unit (APU), chipsets, embedded processors and dense servers; and

•	Graphics and Visual Solutions—primarily includes graphics processing units (GPU), including professional graphics, semi-custom System-on-Chip (SOC) products, development services and technology for game consoles.

For a detailed description of our business and products, see “Part I, Item 1—Business” of our Annual Report on Form 10-K for the fiscal year ended December 28, 2013, filed with the SEC. This Conflict Minerals Report covers all of our products.

Due Diligence

Design of our Due Diligence Framework

We designed our due diligence measures to conform, in all material respects, to the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition, including the related supplements on gold, tantalum, tin and tungsten (the “OECD Guidance”). The OECD Guidance is an internationally recognized due diligence framework established following due-process procedures, including the broad distribution of the framework for public comment, and is consistent with the criteria standards in the Government Auditing Standards established by the Comptroller General of the United States.

The design of our due diligence measures encompassed (i) establishing internal management systems, (ii) identifying and assessing risks in our supply chain, (iii) designing and implementing a response to identified risks, (iv) independent third-party audits of smelter and refiner due diligence practices, and (v) publicly reporting on our supply chain due diligence.

Description of our Due Diligence Measures

Establishing Internal Management Systems. We assembled an internal AMD conflict minerals team to develop and oversee our conflict minerals policy, due diligence and internal management systems to implement our conflict minerals policy. Our conflict minerals policy is available at www.amd.com/conflictminerals. Our conflict minerals team has been headed by our Corporate Vice President, Global Supply Management, and includes representatives from our global supply management, integrated supply chain, public affairs, IT, law and finance departments.

To gain transparency and information on the conflict minerals in our supply chain, we asked each of our direct suppliers who contributed materials or manufacturing services that directly impacted or became a part of our products, such as wafer suppliers and outsourced assembly and test (OSAT) service providers (collectively, our “Direct Suppliers”), to provide us with information regarding conflict minerals in their respective supply chains. To acquire this information, we requested that our Direct Suppliers use the standardized information format provided by EICC and GeSI, known as the Conflict Minerals Reporting Template (the “Reporting Template”). The Reporting Template allowed us to obtain information from our Direct Suppliers that was important for our due diligence efforts, including the conflict minerals contained in the Direct Supplier’s products and the names of smelters and refiners in the Direct Supplier’s own supply chain. We elected to use the Reporting Template because it is a commonly used tool that facilitated efficient data gathering and aggregation.

To identify smelters and refiners that potentially processed the conflict minerals contained in our products, we compared the list of smelters and refiners identified by our Direct Suppliers to the EICC/GeSI Conflict-Free Sourcing Initiative’s standard smelter name list (the “EICC/GeSI Standard Smelter List”). Smelters and refiners listed on the EICC/GeSI Standard Smelter List have been validated by the EICC/GeSI Conflict-Free Smelter Program as legitimate smelters or refiners, meaning the EICC/GESI Conflict-Free Smelter Program has confirmed the existence of the smelter or refiner. The EICC/GeSI Conflict-Free Smelter Program is a voluntary initiative in which an independent third party, approved by the EICC/GeSI Conflict-Free Smelter Program, audits smelter and refiner procurement and processing activities in accordance with the EICC/GeSI Conflict-Free Smelter Program assessment protocols. These assessment protocols are designed to determine if a smelter or refiner is able to show sufficient documentation to demonstrate with reasonable confidence that the smelter or refiner processes minerals originating from conflict-free sources (i.e., the conflict minerals processed or refined by that smelter or refiner did not directly or indirectly finance or benefit armed groups in the DRC or an adjoining country). The EICC/GeSI Conflict-Free Smelter Program publishes a list of smelters and refiners on its Web site that were found to be compliant with the EICC/GeSI Conflict-Free Smelter Program assessment protocols. We used this list to assess whether the validated smelters and refiners that have been identified by our Direct Suppliers use conflict-free sourcing practices.

As described in “—Designing and Implementing a Response to Identified Risks,” below, we have engaged with our Direct Suppliers by developing and recommending training relating to conflict minerals in order to improve the information reporting process. We also communicated to our Direct Suppliers our expectations regarding their due diligence and information reporting efforts. In addition, we served as chair of the EICC’s board of directors and have been an active contributor to the EICC/GeSI Conflict-Free Sourcing Initiative.

We have established open lines of communication that serve as grievance mechanisms and early warning systems. Suppliers and others outside of AMD may contact our conflict minerals team to communicate with us (including to report grievances) via a dedicated email address that is published in our conflict mineral policy, in our conflict minerals training materials and in other communications with our suppliers. We have also actively participated in the EICC/GeSI Conflict-Free Sourcing Initiative, which serves as an early warning system by sharing information with participants regarding supply chain risks relating to conflict minerals. In addition, our employees have been encouraged to report any suspected violations of our policies to their manager and may anonymously report suspected violations using AMD’s AlertLine, available 24 hours a day, seven days a week. AMD’s AlertLine is staffed by non-AMD personnel, who share any information reported with our Corporate Compliance Committee.

Identifying and Assessing Risks in our Supply Chain. To identify and assess risks in our supply chain relating to conflict minerals, we reviewed and aggregated the information contained in the Reporting Templates received from our Direct Suppliers. We used a conflict minerals software tool to collect and consolidate information received from our Direct Suppliers to minimize errors attributable to manual data entry.

The primary risk that we identified with respect to conflict minerals related to the accuracy and completeness of information contained in the Reporting Templates that we received from our Direct Suppliers. We received Reporting Templates with data entry errors, such as missing information, misspellings, internal inconsistencies and information that appeared inaccurate based on the EICC/GeSI Standard Smelter List (i.e., listing the incorrect location of a smelter or refiner or the incorrect metal processed by a smelter or refiner). To address these errors, we made further inquiries of Direct Suppliers that we identified as having provided us a Reporting Template with data entry errors. In addition, many smelters and refiners identified by our Direct Suppliers were not listed on the EICC/GeSI Standard Smelter List.

Designing and Implementing a Response to Identified Risks. Our conflict minerals team held regular meetings to review, among other things, our conflict minerals program, any potential or actual risks identified during due diligence and the status of Reporting Templates received from our Direct Suppliers.

As described in “Identifying and Assessing Risks in our Supply Chain,” above, the primary risk that we identified with respect to conflict minerals related to the accuracy and completeness of information contained in the Reporting Templates that we received from our Direct Suppliers. In addition to engaging with Direct Suppliers to address data entry errors in the Reporting Templates, we identified training for Direct Suppliers on conflict minerals, including suggestions on how to effectively conduct due diligence and complete the Reporting Template.

Independent Third-Party Audits of Smelter’s and Refiner’s Due Diligence Practices. We did not directly conduct audits of any smelters or refiners in our supply chain. Instead, we relied on third-party audits of smelters and refiners conducted as part of the EICC/GeSI Conflict-Free Smelter Program, described under “—Establishing Internal Management Systems,” above. These third-party audits allowed us to assess whether the smelters or refiners that have been identified by our Direct Suppliers have been reported by the EICC/GeSI Conflict-Free Smelter Program as being compliant with their assessment protocols (i.e., demonstrated with reasonable confidence that the smelter or refiner processes minerals originating from conflict-free sources). We worked with industry peers, through the EICC/GeSI Conflict-Free Sourcing Initiative, to encourage smelters and refiners to participate in third-party audits that use the EICC/GeSI Conflict-Free Smelter Program assessment protocols.

Publicly Report on our Supply Chain Due Diligence. We have published our conflict minerals policy and our annual corporate responsibility report on the Corporate Responsibility pages of our Web site at www.amd.com. In addition, we published our own Reporting Template at www.amd.com/conflictminerals. Our Specialized Disclosure Report on Form SD for the reporting period from January 1 to December 31, 2013, which includes this Conflict Minerals Report, has been filed with the SEC and has been made available on the Investor Relations pages of our Web site at www.amd.com or ir.amd.com.

Steps Taken to Mitigate Risk since December 31, 2013

Supply chain due diligence is a dynamic, ongoing process that requires sustained efforts and risk monitoring because our supply chain is in a constant state of flux, with suppliers entering and exiting our supply chain. Since December 31, 2013, we have taken, and we intend to continue to take, steps to mitigate the risk that conflict minerals in our products benefit armed groups. These efforts have included improvements to our due diligence measures described under “Due Diligence,” above, including continued efforts to strengthen our internal management systems and engagement with suppliers. In addition, because we believe that there are sufficient smelters and refiners that use conflict-free sourcing practices with respect to tantalum, a conflict mineral, we have actively encouraged our Direct Suppliers to use tantalum smelters and refiners in their supply chain that have been reported by the EICC/GeSI Conflict-Free Smelter Program as being compliant with their assessment protocols.

Results of Due Diligence

To determine the mine or location of origin of the conflict minerals in our products, we relied on the EICC/GeSI Conflict Free Sourcing Initiative’s Reasonable Country of Origin

Inquiry Data (the “EICC/GeSI RCOI Data”). The EICC/GeSI RCOI Data provides country of origin information for smelters and refiners that are reported by the EICC/GESI Conflict-Free Smelter Program as being compliant with their assessment protocols (i.e., demonstrated with reasonable confidence that the smelter or refiner processes minerals originating from conflict-free sources). Based on the EICC/GeSI RCOI Data and the validated smelters and refiners identified by our direct suppliers (listed in the tables below), as of May 14, 2014, the countries of origin of the conflict minerals in our products may include:

•	Level 1 countries – countries of origin that are not identified as conflict regions or plausible countries for the export, smuggling or transit of conflict minerals, namely, Argentina, Australia, Austria, Belgium, Brazil, Chile, China, Columbia, Cote D’Ivoire, Czech Republic, Djibouti, Egypt, Estonia, Ethiopia, France, Germany, Guyana, India, Indonesia, Ireland, Israel, Japan, Lao People’s Democratic Republic, Luxembourg, Madagascar, Malaysia, Mongolia, Myanmar, Netherlands, Nigeria, Peru, Plurinational State of Bolivia, Portugal, Republic of Korea, Russian Federation, Sierra Leone, Singapore, Suriname, Switzerland, Thailand, United Kingdom of Great Britain and Northern Ireland, United States of America and Zimbabwe.

•	Level 2 countries – countries of origin that are known or plausible countries for the export, smuggling or transit of conflict minerals, namely, Kenya, Mozambique and South Africa.

•	Level 3 countries – countries of origin are the DRC or its adjoining countries, namely, the DRC, Angola, Burundi, Central African Republic, Republic of Congo, Rwanda, South Sudan, Uganda, United Republic of Tanzania and Zambia.

•	Recycled/Scrap – smelters or refiners that only process recycled or scrap materials.

All of the smelters and refiners identified by our Direct Suppliers that were, based on the EICC/GeSI RCOI Data, sourcing conflict minerals from the DRC or its adjoining countries were reported by the EICC/GeSI Conflict-Free Smelter Program as being compliant with their assessment protocols (i.e., demonstrated with reasonable confidence that the smelter or refiner processes minerals originating from conflict-free sources).

The information that we received from a majority of our Direct Suppliers was at their company-wide level. Thus, the list of smelters and refiners identified by our Direct Suppliers contained in the tables below may contain smelters or refiners that processed conflict minerals that our Direct Suppliers supplied to their other customers, but not to us. As a result, we are unable to conclusively determine whether the smelters and refiners included in the tables below were used to process the conflict minerals necessary to the functionality or production of our products during 2013. Because of this uncertainty, we are also unable to conclusively determine whether each of the countries of origin listed above were the country of origin of conflict minerals in our products during 2013. In addition, the third-party audits and the information that we receive from our Direct Suppliers may yield inaccurate or incomplete information. For example, the information received from our Direct Suppliers may be incomplete because they may not have received accurate and complete conflict minerals information from all of the suppliers in their own supply chain. We also do not have access to audit reports or detailed findings of the third-party audits conducted as part of the EICC/GeSI Conflict-Free Smelter Program and, as a result, are not responsible for the quality of these audits or the audit findings.

The table below lists, as of May 14, 2014, the smelters or refiners identified by our Direct Suppliers that may have been used to process conflict minerals necessary to the functionality or production of our products during 2013 and that have been reported by the EICC/GeSI Conflict-Free Smelter Program as being compliant with their assessment protocols (i.e., demonstrated with reasonable confidence that the smelter or refiner processes minerals originating from conflict-free sources).

Table 1: EICC/GeSI Conflict-Free Smelter Program Compliant Smelters and Refiners

Conflict Mineral(1)	Smelter or Refiner Name(1)	Smelter or Refiner Location(1)
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany
Gold	Metalor Technologies SA	Switzerland
Gold	Metalor USA Refining Corporation	United States
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	Nihon Material Co. LTD	Japan
Gold	Ohio Precious Metals LLC.	United States
Gold	PAMP SA	Switzerland
Gold	Rand Refinery (Pty) Ltd	South Africa
Gold	Royal Canadian Mint	Canada
Gold	SEMPSA Joyeria Plateria SA	Spain
Gold	Solar Applied Materials Technology Corp.	Taiwan
Gold	Sumitomo Metal Mining Co. Ltd.	Japan
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	Umicore SA Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	United States
Gold	Valcambi SA	Switzerland
Gold	Western Australian Mint trading as The Perth Mint	Australia
Tantalum	Conghua Tantalum and Niobium Smeltry	China
Tantalum	Duoluoshan	China
Tantalum	Exotech Inc.	United States
Tantalum	F&X	China
Tantalum	Global Advanced Metals	United States
Tantalum	Global Advanced Metals	Japan
Tantalum	H.C. Starck GmbH	Germany
Tantalum	H.C. Starck GmbH	Japan
Tantalum	H.C. Starck GmbH	Thailand
Tantalum	H.C. Starck GmbH	United States
Tantalum	Hi-Temp	United States
Tantalum	JiuJiang JinXin Nonferrous Metals Co. Ltd.	China

Conflict Mineral(1)	Smelter or Refiner Name(1)	Smelter or Refiner Location(1)
Tantalum	JiuJiang Tambre Co. Ltd.	China
Tantalum	Kemet Blue Powder	United States
Tantalum	Mitsui Mining & Smelting	Japan
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	Plansee	Austria
Tantalum	QuantumClean	United States
Tantalum	RFH	China
Tantalum	Solikamsk Metal Works	Russian Federation
Tantalum	Taki Chemicals	Japan
Tantalum	Tantalite Resources	South Africa
Tantalum	Telex	United States
Tantalum	Ulba	Kazakhstan
Tantalum	Zhuzhou Cement Carbide	China
Tin	Alpha	United States
Tin	Geiju Non-Ferrous Metal Processing Co. Ltd.	China
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Mineração Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corporation	Japan
Tin	OMSA	Bolivia
Tin	PT Bukit Timah	Indonesia
Tin	PT Tambang Timah	Indonesia
Tin	PT Timah	Indonesia
Tin	Thaisarco	Thailand
Tin	White Solder Metalurgia	Brazil
Tin	Yunnan Tin Company Limited	China

(1)	Information is based on the Reporting Templates received from our Direct Suppliers. See “Due Diligence,” above, for more information.

The table below lists, as of May 14, 2014, the smelters or refiners identified by Direct Suppliers that may have been used to process conflict minerals necessary to the functionality or production of our products during 2013 and that have been validated by the EICC/GeSI Conflict-Free Smelter Program as a legitimate smelter or refiner, but that have not been reported as compliant with the EICC/GeSI Conflict-Free Smelter Program assessment protocols (i.e., the EICC/GeSI Conflict-Free Smelter Program has not reported whether the smelter or refiner processes conflict minerals that directly or indirectly finance or benefit armed group in the DRC or an adjoining country).

Table 2: EICC/GeSI Conflict-Free Smelter Program Validated Smelters and Refiners

Conflict Mineral(1)	Smelter or Refiner Name(1)	Smelter or Refiner Location(1)
Gold	Aida Chemical Industries Co. Ltd.	Japan
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Gold	Asaka Riken Co Ltd	Japan
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey
Gold	Aurubis AG	Germany
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Bauer Walser AG	Germany
Gold	Boliden AB	Sweden
Gold	Caridad	Mexico
Gold	Cendres & Métaux SA	Switzerland
Gold	China National Gold Group Corporation	China
Gold	Chugai Mining	Japan
Gold	Daejin Indus Co. Ltd	Korea, Republic Of
Gold	DaeryongENC	Korea, Republic Of
Gold	Daye Non-Ferrous Metals Mining Ltd.	China
Gold	Do Sung Corporation	Korea, Republic Of
Gold	FSE Novosibirsk Refinery	Russian Federation
Gold	Hunan Chenzhou Mining Industry Group	China
Gold	Hwasung CJ Co. Ltd	Korea, Republic Of
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	China
Gold	Japan Mint	Japan
Gold	Jiangxi Copper Company Limited	China
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation
Gold	JSC Uralectromed	Russian Federation
Gold	Kazzinc Ltd	Kazakhstan
Gold	Korea Metal Co. Ltd	Korea, Republic Of
Gold	Kyrgyzaltyn JSC	Kyrgyzstan
Gold	L’ azurde Company For Jewelry	Saudi Arabia
Gold	Met-Mex Peñoles, S.A.	Mexico
Gold	Moscow Special Alloys Processing Plant	Russian Federation
Gold	Nadir Metal Rafineri San. Ve Tic. A.?.	Turkey
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	Russian Federation
Gold	OJSC Kolyma Refinery	Russian Federation
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Gold	PX Précinox SA	Switzerland
Gold	Sabin Metal Corp.	United States
Gold	SAMWON METALS Corp.	Korea, Republic Of
Gold	Schone Edelmetaal	Netherlands
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	China

Conflict Mineral(1)	Smelter or Refiner Name(1)	Smelter or Refiner Location(1)
Gold	So Accurate Group, Inc.	United States
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation
Gold	The Great Wall Gold and Silver Refinery of China	China
Gold	The Refinery of Shandong Gold Mining Co. Ltd	China
Gold	Tokuriki Honten Co. Ltd	Japan
Gold	Tongling nonferrous Metals Group Co.,Ltd	China
Gold	Torecom	Korea, Republic Of
Gold	Umicore Brasil Ltda	Brazil
Gold	YAMAMOTO PRECIOUS METAL CO., LTD.	Japan
Gold	Yokohama Metal Co Ltd	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Gold	Zijin Mining Group Co. Ltd	China
Tantalum	King-Tan Tantalum Industry Ltd	China
Tin	CNMC (Guangxi) PGMA Co. Ltd.	China
Tin	Cooper Santa	Brazil
Tin	CV Serumpun Sebalai	Indonesia
Tin	CV United Smelting	Indonesia
Tin	EM Vinto	Bolivia
Tin	Fenix Metals	Poland
Tin	Gejiu Zi-Li	China
Tin	Huichang Jinshunda Tin Co. Ltd	China
Tin	Jiangxi Nanshan	China
Tin	Kai Unita Trade Limited Liability Company	China
Tin	Linwu Xianggui Smelter Co	China
Tin	Liuzhou China Tin	China
Tin	Metallo Chimique	Belgium
Tin	Minmetals Ganzhou Tin Co. Ltd.	China
Tin	Novosibirsk Integrated Tin Works	Russian Federation
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Bangka Putra Karya	Indonesia
Tin	PT Bangka Tin Industry	Indonesia
Tin	PT Belitung Industri Sejahtera	Indonesia
Tin	PT DS Jaya Abadi	Indonesia
Tin	PT Eunindo Usaha Mandiri	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT Refined Banka Tin	Indonesia
Tin	PT Sariwiguna Binasentosa	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	Rui Da Hung	Taiwan
Tin	Soft Metais, Ltda.	Brazil

Conflict Mineral(1)	Smelter or Refiner Name(1)	Smelter or Refiner Location(1)
Tin	Yunnan Chengfeng	China
Tungsten	A.L.M.T. Corp.	Japan
Tungsten	Chongyi Zhangyuan Tungsten Co Ltd	China
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	China
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	China
Tungsten	Global Tungsten & Powders Corp	United States
Tungsten	HC Starck GmbH	Germany
Tungsten	HC Starck GmbH	United States
Tungsten	Hunan Chenzhou Mining Group Co	China
Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	China
Tungsten	Japan New Metals Co Ltd	Japan
Tungsten	Kennametal Fallon	United States
Tungsten	Kennametal Huntsville	United States
Tungsten	Tejing (Vietnam) Tungsten Co Ltd	Viet Nam
Tungsten	Wolfram Bergbau und Hütten AG	Austria
Tungsten	Wolfram Company CJSC	Russian Federation
Tungsten	Xiamen Tungsten Co Ltd	China
Tungsten	Zhuzhou Cemented Carbide Group Co Ltd	China

(1)	Information is based on the Reporting Templates received from our Direct Suppliers. See “Due Diligence,” above, for more information.

Incorporation By Reference

Information contained on AMD’s Web site is not incorporated by reference in, or considered to be a part of, this Conflict Minerals Report, the Form SD accompanying this Conflict Minerals Report or any other SEC filings made by us.